Exhibit 99.1

Unaudited pro forma condensed combined financial statements

The following unaudited pro forma condensed combined financial information included herein presents the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations based upon the combined audited and unaudited historical financial statements of ERI, Tropicana and Elgin after giving effect to the Acquisitions, the Real Estate Sale, the ERI Financing Transactions (as defined below), the sale of Presque Isle Downs and Nemacolin, the Isle Transaction (consummated May 1, 2017) (together the “Combined Transactions”), and the adjustments described in the accompanying notes.

Acquisitions

The Tropicana Acquisition

On April 15, 2018, the Company entered into the Merger Agreement to acquire Tropicana in a cash transaction valued at approximately $1.85 billion. The Merger Agreement and related acquisition agreements provide that (i) GLP will pay $964.0 million and the Company will pay $246.0 million in the Real Estate Sale, (ii) GLP will enter into the Master Lease with the Company for the real estate acquired by GLP in the Real Estate Sale, and (iii) the Company will pay aggregate consideration in the amount of approximately $640 million for the operations of Tropicana. Immediately following the consummation of the Real Estate Sale, Escrow Issuer will merge with and into Tropicana, with Tropicana as the surviving entity and as a wholly owned subsidiary of the Company. Tropicana intends to dispose of Tropicana Aruba prior to closing, which such disposal is a condition to the closing of the Tropicana Acquisition.

The Master Lease will be a triple net master lease and will have an initial term of 15 years, with renewals of up to 20 years at the Company’s option. The initial annual rent under the terms of the lease is expected to be approximately $87.6 million. The payment structure under the Master Lease includes a fixed component, a portion of which is subject to an annual escalator of up to 2% if certain coverage ratio thresholds are met, and a component that is based on the performance of the facilities, which is prospectively adjusted, subject to a floor of zero. In addition to rental payments under the Master Lease, the Company is required to pay the following, among other things: (1) lease payments to the underlying ground lessor for properties that are subject to ground leases; (2) facility maintenance costs; (3) all insurance premiums for insurance with respect to the leased properties and the business conducted on the leased properties; (4) taxes levied on or with respect to the leased properties (other than taxes on the income of the lessor); and (5) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

Completion of the Tropicana Acquisition is subject to customary closing conditions, including receipt of required regulatory approvals.

The Elgin Acquisition

On April 15, 2018, the Company entered into a definitive agreement to acquire the Grand Victoria Casino in Elgin, Illinois for $327.5 million in cash, as adjusted pursuant to a customary working capital adjustment. The transaction closed on August 7, 2018 and was funded using cash from the Company’s ongoing operations and borrowings under the Company’s revolving credit facility. As a result of the Elgin Acquisition, Elgin became a wholly owned subsidiary of the Company and a guarantor under the Credit Facility.

ERI financing transactions

In connection with the Tropicana Acquisition, the Company will complete an offering of $600.0 million of the Notes offered hereby. The proceeds of Notes, together with borrowings under the Revolving Credit Facility, the Company’s cash on hand and Tropicana’s cash on hand, will be used to (i) pay the Merger Consideration, (ii) repay all of the debt outstanding under the Tropicana Credit Facility and (iii) pay fees and costs associated with the Tropicana Acquisition. Additionally, substantially concurrent with the consummation of the Tropicana Acquisition, the Company expects to amend the Credit Facility to increase its Revolving Credit Facility from $300.0 million to approximately $500.0 million and extend the maturity of the Revolving Credit Facility from April 2022 to the fifth anniversary following the consummation of the Tropicana Acquisition (the offering of the Notes and the Credit Facility Amendments, the “ERI Financing Transactions”).

Lumiere financing

In order to obtain regulatory approval of the transfer of Lumière Place to the Company, the Company and GLP have proposed that (i) a wholly-owned subsidiary of the Company, rather than GLP, purchase the Lumiere Real Property pursuant to an amendment of the Real Estate Purchase Agreement and (ii) GLP or its affiliate loan such wholly-owned subsidiary of the Company an aggregate of $246 million to fund the entire purchase price of the Lumiere Real Property (the “Lumiere Note”). It is anticipated that the Lumiere Note will be fully repaid by the substitution of additional ERI real property acceptable to ERI and GLP that will be transferred to GLP. The Lumiere Note is expected to bear interest at a rate equal to (i) 9.09% until the 1-year anniversary of the closing and (ii) 9.27% until the second anniversary of the closing, and is expected to mature on the second anniversary of the consummation of the Tropicana Acquisition. The Lumiere Note is expected to be secured by a first priority mortgage on the Lumiere Real Property. In connection with the issuance of the Lumiere Note, the Company is expected to agree to use its commercially reasonable efforts to identify another property that is owned by the Company that is reasonably equivalent to the Lumiere Real Property to transfer to GLP for inclusion in the Master Lease. On the earlier of the date that the agreed replacement property is transferred to GLP or the amounts outstanding are paid in full in cash at the maturity date of the Lumiere Note, the Company’s obligations under the Lumiere Note will be deemed to have been satisfied and it is expected that, except to the extent that the Company pays its obligations under the Lumiere Note in cash as a result of certain acts by GLP, the base rental payments under the Master Lease will be increased in the amount of the annual interest payable in respect of the Lumiere Note. The proposed acquisition of the Lumiere Real Property by the Company, the terms of the Lumiere Note and the transactions contemplated by the Lumiere Note remain subject to regulatory approval.

The Dispositions

On February 28, 2018, ERI entered into an agreement to sell substantially all of the assets and liabilities of Presque Isle Downs and Vicksburg to CDI. Under the terms of the agreements, CDI agreed to purchase Presque Isle Downs for cash consideration of approximately $178.9 million and Vicksburg for cash consideration of approximately $50.6 million, in each case subject to a customary working capital adjustment.

The definitive agreements provided that the transactions were subject to receipt of required regulatory approvals, termination of the waiting period under the Hart-Scott-Rodino Act and other customary closing conditions, including, in the case of Presque Isle Downs, the prior closing of the sale of Vicksburg or the entry into an agreement to acquire another asset of the Company. On May 7, 2018, the Company and CDI each received a Request for Additional Information and Documentary Materials, often referred to as a “Second Request,” from the Federal Trade Commission in connection with its review of the Vicksburg acquisition. Following receipt of, and in consideration of the time and expense needed to reply to, the Second Request, pursuant to a termination agreement and release, dated as of July 6, 2018, by and among CDI, ERI and a wholly owned subsidiary of ERI, the Company and CDI mutually agreed to terminate the asset purchase agreement with respect to the Vicksburg transaction.

In connection with the termination of the Vicksburg acquisition, CDI agreed to pay the Company a $5.0 million termination fee, subject to the parties’ execution of a definitive agreement to acquire and assume the Company’s rights and obligations to operate Lady Luck Nemacolin. On August 13, 2018, ERI entered into an agreement pursuant to which CDI will acquire Nemacolin for cash consideration of $100,000, subject to a customary working capital adjustment. Substantially concurrent with the execution of the purchase agreement for the Nemacolin Transaction, CDI paid the Company the $5.0 million termination fee related to Vicksburg.

The Isle Acquisition

On May 1, 2017, ERI completed its acquisition of Isle, for total purchase consideration of $1.93 billion, and Isle became a wholly-owned subsidiary of ERI.

In connection with the Isle Acquisition, the Company completed a debt financing transaction comprised of: (a) a senior secured credit facility in an aggregate principal amount of $1.75 billion with a (i) term loan facility of $1.45 billion and (ii) revolving credit facility of $300.0 million and (b) $375.0 million of 6.0% senior unsecured notes.

Basis for historical information

The Unaudited Pro Forma Financial Statements have been prepared by management for illustrative purposes only and do not purport to represent what the results of operations, balance sheet data or other financial information of ERI would have been if the Combined Transactions had occurred as of the dates indicated or what such results will be for any future periods. The pro forma adjustments are based on the preliminary assumptions and information available at the time of the preparation of this report. The historical financial information has been adjusted to give effect to pro forma events that are: (1) directly attributable to the Combined Transactions, (2) factually supportable, and (3) with respect to the Unaudited Pro Forma Income Statements, expected to have a continuing impact on the combined results of ERI. As such, the Unaudited Pro Forma Income Statements for the six months ended June 30, 2018 and for the year ended December 31, 2017 do not reflect non-recurring charges that will be incurred in connection with the Combined Transactions. The Unaudited Pro Forma Income Statements also do not reflect any cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the Combined Transactions nor does it include any costs associated with severance, restructuring or integration activities resulting from the Combined Transactions, as they are currently not known, and, to the extent they arise, they are expected to be non-recurring and will not have been incurred at the closing date of the Combined Transactions. However, such costs could affect the combined company following the Combined Transactions in the period the costs are incurred. Further, the Unaudited Pro Forma Financial Statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the Combined Transactions.

Unaudited pro forma condensed combined balance sheet

as of June 30, 2018

(Dollars in thousands)

	Historical			Pro forma Adjustments					As of June 30, 2018
	As of June 30, 2018			as of June 30, 2018
	ERI	Elgin	Tropicana (as adjusted for Aruba) (Note 3(k))	ERI dispositions (Note 3(l))	Vicksburg reclassification (Note 3(m))	Reclassification adjustments (Note 4)	Pro forma adjustments (Note 3)		Pro forma combined

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$202,016	$28,261	$94,318	$170,617	$—	$35	$(357,308)	(a)	$137,939
Restricted cash	4,683	—	16,366	—	—	—	—		21,049
Marketable securities	17,066	—	—	—	—	—	—		17,066
Accounts receivable, net	34,808	125	24,980	—	100	—	—		60,013
Due from affiliates	125	—	—	—	—	—	—		125
Inventories	14,847	393	7,819	—	252	—	—		23,311
Prepaid income taxes	187	—	—	—	—	—	—		187
Prepaid expenses and other	30,469	1,157	17,087	—	275	868	—		49,856
Assets held for sale	201,202	—	—	(153,197)	(48,005)	—	—		—

Total current assets	505,403	29,936	160,570	17,420	(47,378)	903	(357,308)		309,546
Property and equipment, net	1,400,088	35,227	799,290	(5,041)	35,852	—	624,436	(b)	2,889,852
Goodwill	719,254	—	15,857	—	8,806	—	383,344	(c)	1,127,261
Investment	—	—	7,123	—	—	—	—		7,123
Non-operating real property	14,030	—	—	—	—	—	—		14,030
Deferred tax assets, net	—	—	57,908	—	—	—	(57,908)	(f)	—
Intangible asset, net	915,936	—	69,379	—	2,720	—	274,021	(c)	1,262,056
Other assets, net	45,035	961	28,719	—	—	(868)	—		73,847

Total assets	$3,599,746	$66,124	$1,138,846	$12,379	$—	$35	$866,585		$5,683,715

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$486	$—	$—	$—	$—	$—	$—		$486
Accounts payable	28,949	914	35,490	—	175	523	—		66,051
Due to affiliates	20	130	—	—	—	—	—		150
Accrued property, gaming and other taxes	35,133	—	—	—	—	22,862	—		57,995
Accrued payroll and related	50,936	—	—	—	300	31,032	—		82,268
Accrued interest	26,788	—	—	—	—	25	—		26,813
Income tax payable	222	—	—		—	—	—		222
Accrued other liabilities	69,341	19,281	76,408	725	379	(53,539)	(1,056)	(d)	111,539
Liabilities related to assets held for sale	5,817	—	—	(4,963)	(854)	—	—		—

Total current liabilities	217,692	20,325	111,898	(4,238)	—	903	(1,056)		345,524
Long-term debt, less current portion	2,190,749	—	87,333	—	—	—	868,725	(e)	3,146,807
Deferred income taxes	176,607	—	3,963	—	—	—	(3,963)	(f)	176,607
Other long-term liabilities	17,975	868	8,290	(2,780)	—	(868)	985,652	(d), (o), (p)	1,009,137

Total liabilities	2,603,023	21,193	211,484	(7,018)	—	35	1,849,358		4,678,075

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock	1	—	238	—	—	—	(238)	(j)	1
Paid-in capital	744,020	—	521,553	—	—	—	(521,553)	(j)	744,020
Retained earnings/partners’ equity	252,623	44,931	404,061	19,397	—	—	(459,472)	(g)	261,540
Accumulated other comprehensive income	79	—	1,510	—	—	—	(1,510)	(j)	79

Total stockholders’/partners’ equity	996,723	44,931	927,362	19,397	—	—	(982,773)		1,005,640

Total liabilities and stockholders’/partners’ equity	$3,599,746	$66,124	$1,138,846	$12,379	$—	$35	$866,585		$5,683,715

Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017

(Dollars in thousands, except share and per share data)

	Pro forma	Historical		Pro forma Adjustments
	Fiscal year ended December 31, 2017	Twelve months ended December 31, 2017		Twelve months ended December 31, 2017				Fiscal year ended December 31, 2017
	ERI (adjusted for acquisition of Isle) (Note 3(n))	Elgin	Tropicana (as adjusted for Aruba) (Note 3(k))	ERI dispositions (Note 3(l))	Reclassification adjustments (Note 4)	Pro forma adjustments (Note 3)		Pro forma combined

REVENUES:
Casino	$1,356,764	$156,972	$711,904	$(143,806)	$(149,951)	$—		$1,931,883
Pari-mutuel commissions	18,442	—	—	(2,630)	—	—		15,812
Food and beverage	231,001	12,522	110,077	(11,089)	5,267	—		347,778
Hotel	147,895	—	124,278	—	22,026	—		294,199
Other	55,265	6,391	30,893	(2,785)	13,054	—		102,818
Management fee from related party	—	—	1,250	—	—	—		1,250

Total revenues	1,809,367	175,885	978,402	(160,310)	(109,604)	—		2,693,740
Less: promotional allowances	—	(11,776)	(95,425)	—	107,201	—		—

Net operating revenues	1,809,367	164,109	882,977	(160,310)	(2,403)	—		2,693,740

EXPENSES:
Casino	685,187	89,615	303,131	(97,484)	(104,027)	—		876,422
Pari-mutuel commissions	17,177	—	—	(3,259)	—	—		13,918
Food and beverage	185,335	4,499	55,321	(9,894)	48,652	—		283,913
Hotel	53,413	—	40,603	—	17,259	—		111,275
Other	34,214	14,710	18,109	(1,778)	(6,476)	—		58,779
Marketing and promotions	103,008	—	70,898	(7,627)	32,509	—		198,788
General and administrative	297,355	11,436	141,785	(20,953)	65,293	(2,014)	(p)	492,902
Corporate	39,186	—	—	—	17,795	—		56,981
Impairment charges	38,016	—	(3,879)	—	3,879	—		38,016
Depreciation and amortization	125,066	7,104	74,482	(7,898)	—	8,828	(b), (c)	207,582
Charitable donations	—	7,449	—	—	(7,449)	—		—
Maintenance and utilities	—	—	68,428	—	(68,428)	—		—
Real estate tax settlement	—	—	(23,449)	—	—	—		(23,449)
Preferred distribution	—	1,684	—	—	(1,684)	—		—

Total operating expenses	1,577,957	136,497	745,429	(148,893)	(2,677)	6,814		2,315,127
(Loss) Gain on sale of disposal of property and equipment	(470)	—	—	120	295	—		(55)
Proceeds from terminated sale	20,000	—	—	—	—	—		20,000
Transaction expenses	(92,777)	—	—	—	—	—		(92,777)
Equity loss of unconsolidated affiliates	(367)	—	—	—	—	—		(367)

Operating income (loss)	157,796	27,612	137,548	(11,297)	569	(6,814)		305,414

OTHER INCOME (EXPENSE):
Interest expense, net	(119,324)	2	(10,106)	5,573	—	(153,217)	(e)	(277,072)
Termination fee from affiliate	—	—	15,000	—	—	—		15,000
Loss on extinguishment of debt	(40,220)	—	(1,358)	—	—	—		(41,578)

Total other expense	(159,544)	2	3,536	5,573	—	(153,217)		(303,650)

NET (LOSS) INCOME BEFORE INCOME TAXES	(1,748)	27,614	141,084	(5,724)	569	(160,031)		1,764
Benefit (Provision) for income taxes	104,787	—	(91,006)	3,866	(591)	52,967	(q)	70,023

Net Income (loss)	$103,039	$27,614	$50,078	$(1,858)	$(22)	$(107,064)		$71,787

Net Income per share of Common Stock:
Basic	$1.53							$1.07
Diluted	$1.51							$1.05
Weighted Average Basic Shares Outstanding	67,133,531							67,133,531
Weighted Average Diluted Shares Outstanding	68,102,814							68,102,814

Unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018

(Dollars in thousands, except share and per share data)

	Historical			Pro forma Adjustments
	Six months ended June 30, 2018			Six months ended June 30, 2018						Six months ended June 30, 2018
	ERI	Elgin	Tropicana (as adjusted for Aruba) (Note 3(k))	ERI dispositions (Note 3(l))	Reclassification adjustments (Note 4)	Pro forma adjustments (Note 3)				Pro forma combined

REVENUES:
Casino	$683,133	$76,892	$298,380	$(78,667)	$(3,354)	$—				$976,384
Pari-mutuel commissions	9,115	—	—	(1,005)	—	—				8,110
Food and beverage	106,491	5,985	58,690	(5,750)	(858)	—				164,558
Hotel	69,667	—	73,474	—	(5,069)	—				138,072
Other	28,588	2,666	15,173	(1,565)	4,086	—				48,948

Total revenues	896,994	85,543	445,717	(86,987)	(5,195)	—				1,336,072
Less: promotional allowances	—	(5,296)	—	—	5,296	—				—

Net operating revenues	896,994	80,247	445,717	(86,987)	101	—				1,336,072

EXPENSES:
Casino	331,203	41,972	118,311	(53,893)	(7,716)	—				429,877
Pari-mutuel commissions	8,293	—	—	(1,373)	—	—				6,920
Food and beverage	89,546	2,393	47,142	(4,970)	3,352	—				137,463
Hotel	26,201	—	30,649	—	(2,240)	—				54,610
Other	15,715	5,733	9,652	(746)	(4,169)	—				26,185
Marketing and promotions	43,133	—	36,032	(3,226)	8,961	—				84,900
General and administrative	147,947	6,266	72,498	(12,190)	28,905	(1,387)		(h	), (p)	242,039
Corporate	23,801	—	—	—	11,845	(2,730	) (h)			32,916
Impairment charges	9,815	—	114	—	(114)	—				9,815
Charitable donations	—	4,597	—	—	(4,597)	—				—
Maintenance and utilities	—	—	33,432	—	(33,432)	—				—
Real estate tax settlement	—	—	(880)	—	—	—				(880)
Depreciation and amortization	63,444	3,693	40,050	(1,577)	—	1,464		(b	), (c)	107,074
Preferred distribution	—	808	—	—	(808)	—				—

Total operating expenses	759,098	65,462	387,000	(77,975)	(13)	(2,653)				1,130,919
Loss on sale of disposal of property and equipment	(283)	—	—	(16)	(114)	—				(413)
Transaction expenses	(5,952)	—	—	—	—	4,803		(i	)	(1,149)
Equity loss of unconsolidated affiliates	(53)	—	—	—	—	—				(53)

OPERATING INCOME	131,608	14,785	58,717	(9,028)	—	7,456				203,538

OTHER INCOME (EXPENSE):
Interest expense, net	(62,494)	3	(2,917)	3,287	—	(79,409)		(e	)	(141,530)
Loss on extinguishment of debt	(162)	—	(362)	—	—	—				(524)
Other non-operating income	—	—	76	—	—	—				76

Total other expense	(62,656)	3	(3,203)	3,287	—	(79,409)				(141,978)

NET INCOME (LOSS) BEFORE INCOME TAXES	68,952	14,788	55,514	(5,741)	—	(71,953)				61,560
(Provision) benefit for income taxes	(11,301)	—	(13,939)	1,040	—	14,289		(q	)	(9,911)

Net Income (loss)	$57,651	$14,788	$41,575	$(4,701)	$—	$(57,664)				$51,649

Net Income per share of Common Stock:
Basic	$0.74									$0.67
Diluted	$0.74									$0.66
Weighted Average Basic Shares Outstanding	77,406,447									77,406,447
Weighted Average Diluted Shares Outstanding	78,169,629									78,169,629

Note 1—Basis of presentation

The following unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

•	the Acquisitions;
•	the Real Estate Sale;
•	the ERI Financing Transactions;
•	the Dispositions; and
•	the Isle Acquisition.

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted to give effect to transactions that are (i) directly attributable to the Combined Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the operating results of the combined company. The historical information of ERI (including Isle), Tropicana, and Elgin is presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The unaudited pro forma condensed combined balance sheet (the “Unaudited Pro Forma Balance Sheet”) as of June 30, 2018 was prepared using the historical unaudited consolidated balance sheets of ERI, Tropicana and Elgin as of June 30, 2018, respectively, and shows the combined financial position of ERI, Tropicana and Elgin as if the Acquisitions, the Real Estate Sale, the ERI Financing Transactions, and the Dispositions had occurred on June 30, 2018. The Isle Acquisition is already reflected in ERI’s historical unaudited consolidated balance sheet as of June 30, 2018. Therefore, no pro forma balance sheet adjustments are necessary to show the pro forma impact of the Isle Acquisition.

The unaudited pro forma condensed combined statements of operations (the “Unaudited Pro Forma Income Statements”) for the six months ended June 30, 2018 and the year ended December 31, 2017, give effect to the Acquisitions, the Real Estate Sale, the ERI Financing Transactions, the Dispositions, and the Isle Acquisition as if they had occurred on January 1, 2017 and reflect pro forma adjustments that are expected to have a continuing impact on the results of operations. The Isle Acquisition was consummated on May 1, 2017, and as such, is already reflected in ERI’s historical audited consolidated statement of operations for the period from May 1, 2017 to December 31, 2017 and historical unaudited consolidated statement of operations for the six months ended June 30, 2018. Accordingly, the effect of the Isle Acquisition is included in the unaudited pro forma condensed statement of operations from January 1, 2017 to April 30, 2017.

ERI’s historical financial and operating data for the year ended December 31, 2017 and the six months ended June 30, 2018 is derived from the financial data in its audited consolidated financial statements for the year ended December 31, 2017 and from its unaudited consolidated financial statements for the six months ended June 30, 2018. The historical financial and operating data for Tropicana for the year ended December 31, 2017 and the six months ended June 30, 2018 is derived from the financial data in its audited consolidated financial statements for the year ended December 31, 2017 and from its unaudited consolidated financial statements for the six months ended June 30, 2018. The historical financial and operating data for Elgin for the year ended December 31, 2017 and the six months ended June 30, 2018 is derived from the financial data in its audited consolidated financial statements for the year ended December 31, 2017 and from its unaudited consolidated financial statements for the six months ended June 30, 2018.

Note that certain reclassifications have been made to the historical financial statements of Tropicana and Elgin to align their presentation in the Unaudited Pro Forma Financial Statements. Additionally, in May 2014 (amended January 2017), FASB issued ASC Topic 606 which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and eliminates existing industry guidance, including revenue recognition guidance specific to the gaming industry. Public entities were required to adopt ASC Topic 606 effective for interim and annual periods beginning after December 15, 2017. ERI and Tropicana adopted this standard effective January 1, 2018, and elected to apply the full retrospective adoption method. All periods for ERI reflect the adoption of ASC Topic 606 Tropicana has not reflected the retrospective adjustments in its audited financial statements for the year ended December 31, 2017. Elgin had not adopted this standard prior to the acquisition by ERI.

The Unaudited Pro Forma Financial Statements have been prepared using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations, with ERI treated as the accounting acquirer of the Acquisitions, the Real Estate Sale, and the Isle Acquisition, and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon a preliminary estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.

Note 2—Calculation of estimated purchase consideration

Elgin

The total estimated purchase consideration for the purpose of this pro forma financial information is $328.9 million.

Purchase price calculation—Elgin

Purchase consideration calculation (dollars in thousands)
Cash consideration paid	$327,500
Estimated working capital and other adjustments	1,386

Estimated purchase consideration	$328,886

For pro forma purposes, the fair value of consideration given and thus the estimated purchase price was determined based upon the gross purchase of $327.5 million, and estimated working capital and other adjustments of $1.4 million. The working capital adjustment is subject to finalization within 100 days of the Elgin Acquisition date pursuant to the terms of the purchase agreement; however, no material adjustments are anticipated.

Preliminary purchase price accounting—Elgin

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Elgin are recorded at the acquisition date fair values and added to those of ERI. The pro forma adjustments on the condensed combined balance sheet are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of June 30, 2018 and have been prepared to illustrate the estimated effect of the Elgin Acquisition. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price accounting is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table summarizes the preliminary allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed of Elgin, with the excess recorded as goodwill (dollars in thousands):

Current and other assets	$30,804
Property and equipment	58,980
Goodwill	54,952
Intangible assets(i)	205,000
Other noncurrent assets	93

Total assets	349,829
Current liabilities	(20,943)

Total liabilities	(20,943)

Net assets acquired	$328,886

(i)	Intangible assets consist of gaming license, trade name, and player relationships.

Tropicana

The total estimated purchase consideration for the purpose of this pro forma financial information is $974.0 million.

Purchase price calculation—Tropicana

Purchase consideration calculation (dollars in thousands)
Cash consideration paid	$640,000
Lumiere Real Estate	246,000
Estimated cash paid to retire Tropicana’s long term debt	88,000

Estimated purchase consideration	$974,000

For pro forma purposes, the fair value of consideration given and thus the estimated purchase price was determined based upon the cash consideration of $640.0 million, estimated cash paid to retire Tropicana’s long term debt, and the Lumiere Real Estate.

Preliminary purchase price accounting—Tropicana

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Tropicana are recorded at the acquisition date fair values and added to those of ERI. The pro forma adjustments on the condensed combined balance sheet are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of June 30, 2018 and have been prepared to illustrate the estimated effect of the Tropicana Acquisition. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table summarizes the preliminary allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed of Tropicana, with the excess recorded as goodwill (dollars in thousands):

Current and other assets	$160,570
Property and equipment	435,973
Property subject to the financing obligation	964,000
Goodwill	344,249
Intangible assets(i)	138,400
Other noncurrent assets	35,842

Total assets	2,079,034
Current liabilities	(111,092)
Failed sale-leaseback financing obligation	(964,000)
Other noncurrent liabilities	(29,942)

Total liabilities	(1,105,034)

Net assets acquired	$974,000

(i)	Intangible assets consist of gaming licenses, trade names, and player relationships.

Note 3—Unaudited pro forma financial statements transaction adjustments

a)	The following table illustrates the pro forma adjustments to cash and cash equivalents for the period ended June 30, 2018 (dollars in thousands):

June 30, 2018
Cash proceeds of the Notes	$581,700
Borrowings under ERI’s credit facility	128,358
Cash consideration—Elgin	(328,886)
Cash consideration—Tropicana	(640,000)
Repayment of Tropicana debt	(88,000)
Change in control payment—Tropicana	(7,500)
Transaction costs	(7,980)
Vicksburg termination fee	5,000

Net cash outflow	$(357,308)

b)

Represents the estimated adjustment to step up Elgin’s and Tropicana’s property, plant and equipment (“PP&E”) (excluding the real property acquired by GLP pursuant to the Real Estate Sale) to a fair value of approximately $59.0 million and $436.0 million, respectively, which is an increase of approximately $23.8 million and $86.8, respectively, from the respective carrying values. The fair value estimates are preliminary and subject to change.

The fair value of land (excluding the real property acquired by GLP pursuant to the Real Estate Sale) was determined using the market approach, which arrives at an indication of value by comparing the site being valued to sites that have been recently acquired in arm’s-length transactions. The market data is then adjusted for any significant differences, to the extent known, between the identified comparable sites and the site being valued. Building and site improvements were valued using the cost approach using a direct cost model built on estimates of replacement cost. With respect to personal property components of the assets, personal property assets with an active and identifiable secondary market such as riverboats, gaming equipment, computer equipment and vehicles were valued using the market approach. Other personal property assets such as furniture, fixtures, computer software, and restaurant equipment were valued using the cost approach which is based on replacement or reproduction costs of the asset.

The cost approach is an estimation of fair value developed by computing the current cost of replacing a property and subtracting any depreciation resulting from one or more of the following factors: physical deterioration, functional obsolescence, and/or economic obsolescence. The income approach incorporates all tangible and intangible property and served as a ceiling for the fair values of the acquired assets of the ongoing business enterprise, while still taking into account the premise of highest and best use. In the instance where the business enterprise value developed via the income approach was exceeded by the initial fair values of the underlying assets, an adjustment to reflect economic obsolescence was made to the tangible assets on a pro rata basis to reflect the contributory value of each individual asset to the enterprise as a whole.

In connection with the Tropicana Acquisition and the Real Estate Sale, certain real estate assets will be sold to GLP. Substantially concurrent with the consummation of the Tropicana Acquisition, ERI will enter into the Master Lease with GLP pursuant to which the Company will lease the real estate acquired by GLP in the Real Estate Sale. Under the expected terms of Master Lease, ERI estimates that the length of the lease, including optional renewal periods, would represent substantially all (90% or more) of the remaining economic lives of the properties and facilities subject to the lease, and the terms of the renewal options give ERI the ability to renew the lease at a rate that has the potential of being less than a fair market value rate as determined at the time of renewal. Accordingly, ERI anticipates that the transaction will not qualify for sale-leaseback accounting.

The real estate assets that will be sold to GLP and leased back by ERI will first be adjusted to fair value concurrent with the Tropicana Acquisition. The fair value is determined based on the highest and best use of the real estate assets, where the highest and best use represents the value determined from a REIT’s perspective, which increases the value due to its tax-advantaged status and lower cost of capital. The fair value of the properties was determined utilizing the direct capitalization method of the income approach. In allocating the fair value to the underlying acquired assets, a fair value for the buildings and improvements was determined using the above mentioned cost approach method. To determine the underlying land value, the extraction method was applied wherein the fair value of the building and improvements was deducted from the fair value of the property as derived from the direct capitalization approach to determine the fair value of the land. The fair value of GLP’s real estate assets is determined to be $964.0 million. ERI will also recognize a failed sale-leaseback financing obligation equal to this fair value (see Note 3(o) for the related liability).

GLP or its affiliate will loan the Company an aggregate of $246.0 million to fund the entire purchase price of the Lumiere Real Property. The fair value of the Lumiere Real Property is estimated to be $246.0 million.

Adjustments to depreciation expense for property and equipment were based on comparing the historical depreciation recorded during the periods presented to the revised depreciation. The revised depreciation was calculated by dividing, on a straight-line basis, the fair value assigned to Elgin’s and Tropicana’s property and equipment by the estimated remaining useful lives assigned to the assets. The following table illustrates the pro forma adjustments to depreciation expense (dollars in thousands):

	Elgin		Tropicana		Total
	Six months ended June 30, 2018	Year ended December 31, 2017	Six months ended June 30, 2018	Year ended December 31, 2017	Six months ended June 30, 2018	Year ended December 31, 2017
To eliminate historical depreciation related to PP&E	$(3,693)	$(7,104)	$(38,662)	$(72,181)	$(42,355)	$(79,285)
To record new depreciation expense related to the fair value adjustments to PP&E	2,551	5,103	37,414	74,828	39,965	79,931

Total adjustments to depreciation of PP&E	$(1,142)	$(2,001)	$(1,248)	$2,647	$(2,390)	$646

c)

Represents the estimated adjustment for Elgin’s and Tropicana’s intangible assets, the elimination of historical Tropicana intangible assets and goodwill and the recognition of the preliminary goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the Acquisitions.

The fair value of Elgin’s intangible assets is approximately $205.0 million, and Tropicana’s intangibles assets is approximately $138.4 million, an increase of approximately $274.0 million from Tropicana’s and Elgin’s historical carrying values. The fair value estimate is preliminary and subject to change. Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial statements consist of the following (dollars in thousands):

	Elgin
	Fair value	Useful life
Trade Names	$12,500	Indefinite
Gaming Licenses	163,500	Indefinite
Player Relationships	29,000	4

Total Value of Intangible Assets	$205,000

	Tropicana
	Fair value	Useful life
Trade Names	$71,600	Indefinite
Gaming Licenses	57,100	Indefinite
Player Relationships	9,700	3

Total Value of Intangible Assets	$138,400

The fair value of the gaming licenses was determined using the excess earnings or replacement cost methodology, based on whether the license resides in gaming jurisdictions where competition is limited to a specified number of licensed gaming operators. The excess earnings methodology is an income approach methodology that estimates the projected cash flows of the business attributable to the gaming license intangible asset, which is net of charges for the use of other identifiable assets of the business including working capital, fixed assets and other intangible assets. Under the respective state’s gaming legislation, the property specific licenses can only be acquired if a theoretical buyer were to acquire each existing facility. The existing licenses could not be acquired and used for a different facility. The properties’ estimated future cash flows were the primary assumption in the respective valuations. Cash flow estimates included net gaming revenue, gaming operating expenses, general and administrative expenses, and tax expense. The replacement cost methodology is a cost approach methodology based on replacement or reproduction cost of the gaming license as an indicator of fair value.

ERI has preliminarily assigned an indefinite useful life to the gaming licenses, in accordance with its review of the applicable guidance of ASC 350. The standard required ERI to consider, among other things, the expected use of the asset, the expected useful life of other related asset or asset group, any legal, regulatory, or contractual provisions that may limit the useful life, ERI’s own historical experience in renewing similar arrangements, the effects of obsolescence, demand and other economic factors, and the maintenance expenditures required to obtain the expected cash flows. In that analysis, ERI determined that no legal, regulatory, contractual, competitive, economic or other factors limit the useful lives of these intangible assets. Tropicana currently has licenses in New Jersey, Missouri, Mississippi, Nevada, Indiana, and Louisiana. The renewal of each state’s gaming license depends on a number of factors, including payment of certain fees and taxes, providing certain information to the state’s gaming regulator, and meeting certain inspection requirements. However, ERI’s historical experience has not indicated, nor does ERI expect, any limitations regarding its ability to continue to renew each license. No other competitive, contractual, or economic factor limits the useful lives of these assets. Accordingly, ERI has preliminarily concluded that the useful lives of these licenses are indefinite.

Trademarks are valued using the relief from royalty method, which presumes that without ownership of such trademarks, ERI would have to make a stream of payments to a brand or franchise owner in return for the right to use their name. By virtue of this asset, ERI avoids any such payments and records the related intangible value of ERI’s ownership of the brand name. The primary assumptions in the valuation included revenue, pre-tax royalty rate, and tax expense. ERI has preliminarily assigned an indefinite useful life to the trademark.

Player relationships were valued using the cost approach and the incremental cash flow method under the income approach. The incremental cash flow method is used to estimate the fair value of an intangible asset based on a residual cash flow notion. This method measures the benefits (e.g., cash flows) derived from ownership of an acquired intangible asset as if it were in place, as compared to the acquirer’s expected cash flows as if the intangible asset were not in place (i.e., with-and-without). The residual or net cash flows of the two models is ascribable to the intangible asset.

Adjustments to amortization expense for definite-lived intangibles were based on comparing the historical amortization recorded during the periods presented to the revised amortization. The revised amortization was based on the estimated fair value amortized over the respective useful lives of the intangible assets. The following table illustrates the pro forma adjustments to amortization expense (dollars in thousands):

	Elgin		Tropicana		Total
	Six months ended June 30, 2018	Year ended December 31, 2017	Six months ended June 30, 2018	Year ended December 31, 2017	Six months ended June 30, 2018	Year ended December 31, 2017
To eliminate historical amortization related to intangible assets	$—	$—	$(1,388)	$(2,301)	$(1,388)	$(2,301)
To record new amortization expense related to the fair value adjustments to intangible assets	3,625	7,250	1,617	3,233	5,242	10,483

Total adjustments to amortization of intangible assets	$3,625	$7,250	$229	$932	$3,854	$8,182

The following table illustrates the pro forma adjustments to goodwill (dollars in thousands):

	Elgin	Tropicana	Total
To eliminate historical goodwill	$—	$(15,857)	$(15,857)
To record preliminary goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the Acquisition	54,952	344,249	399,201

Total adjustments to goodwill	$54,952	$328,392	$383,344

d)	Reflects the elimination of Elgin’s and Tropicana’s deferred rent liabilities of $0.3 million and $5.7 million, respectively, as a purchase accounting adjustment.

e)	Reflects adjustments to current and long-term debt for anticipated borrowings to fund the Acquisitions net of aggregate reductions in long-term debt (including unamortized original issuance discounts and unamortized deferred financing cost). The adjustments to current and long-term debt are summarized as follows (dollars in thousands):

Anticipated new borrowings(i)	$974,358
Deferred financing cost related to Notes	(18,300)
Repayments of existing long-term debt (net of unamortized deferred financing cost)	(87,333)

Net increase in borrowings	868,725
Less: Increase to current portion of long-term debt	—

Increase to long-term debt	$868,725

(i)	Reflects estimated borrowings as of June 30, 2018 and proceeds of new Notes to consummate the Combined Transactions. Actual future borrowings may vary based on working capital needs, including statutory cage cash requirements, to operate the business following the Combined Transactions.

June 30, 2018
The Notes	$600,000
Borrowings from ERI’s revolving credit facility	128,358
Lumiere Note	246,000

Anticipated new borrowings	$974,358

The following table illustrates the pro forma adjustments to interest expense for the six months ended June 30, 2018 and the year ended December 31, 2017 (dollars in thousands):

	Six months ended June 30, 2018	Year ended December 31, 2017
Interest expense on the Notes	$(18,949)	$(37,810)
Interest expense on Revolving Credit Facility	(3,357)	(6,714)
Interest expense on Lumiere Note	(11,402)	(22,360)
Interest expense on GLP liability	(48,940)	(97,161)
Reversal of Tropicana’s historical net interest expense and amortization of deferred financing cost	3,239	10,828

Total adjustments to Interest expense, net	$(79,409)	$(153,217)

f)

To reflect the elimination of Tropicana’s historical tax assets and liabilities as a result of the step-up in tax basis due to the agreed upon joint election under Internal Revenue Code Section 338(h)(10).

g)	ERI, Elgin and Tropicana anticipate incurring approximately $5.4 million, $0.3 million and $2.3 million, respectively, for a total of $8.0 million in transaction related costs, as described in Note (1) as cash payout. Such costs consist primarily of legal, financial advisor, gaming license transfer fees, accounting and consulting costs, and was shown as a pro forma adjustment reducing retained earnings. These costs are not reflected in the unaudited pro forma condensed combined statement of operations because they are nonrecurring items that are directly related to the acquisitions. Approximately $18.3 million was related to financing and was capitalized and netted against debt balance as described in Note 3(e) above.

The following table illustrates the pro forma adjustments to ERI’s, Elgin’s and Tropicana’s historical retained earnings (dollars in thousands):

	ERI	Elgin	Tropicana	Total
Estimated transaction costs	$(5,400)	$(280)	$(2,300)	$(7,980)
Change in control payments	—	—	(7,500)	(7,500)
To record Vicksburg’s termination fee	5,000	—	—	5,000
To eliminate retained earnings after adjustment	—	(44,931)	(404,061)	(448,992)

Total adjustments to historical retained earnings	$(400)	$(45,211)	$(413,861)	$(459,472)

h)

Reflects the elimination of transaction related costs incurred by Elgin and Tropicana of $0.4 million and $2.7 million, respectively, during the six months ended June 30, 2018, as transaction related costs do not have a continuing effect on the combined company.

i)

Reflects the elimination of transaction related costs incurred by ERI of $4.8 million during the six months ended June 30, 2018, as transaction related costs do not have a continuing effect on the combined company.

j)	Reflects the elimination of Elgin and Tropicana’s historical common stock, paid-in capital, and accumulated other comprehensive income.

k)	Column reflects adjustments related to the exclusion of Tropicana Aruba, as it is not part of the acquisition of Tropicana by ERI. The following tables discuss the adjustments related to the exclusion of Tropicana Aruba (dollars in thousands):

	Historical
	As of June 30, 2018
	Tropicana	Aruba	Tropicana (As adjusted for Aruba)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$98,040	$(3,722)	$94,318
Restricted cash	16,366	—	16,366
Accounts receivable, net	31,804	(6,824)	24,980
Inventories	8,283	(464)	7,819
Prepaid expenses and other	17,259	(172)	17,087

Total current assets	171,752	(11,182)	160,570
Property and equipment, net	810,828	(11,538)	799,290
Goodwill	15,857	—	15,857
Investments	7,123	—	7,123
Deferred tax assets, net	57,908	—	57,908
Intangible asset, net	77,727	(8,348)	69,379
Other assets, net	33,361	(4,642)	28,719

Total assets	$1,174,556	$(35,710)	$1,138,846

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$36,733	$(1,243)	$35,490
Accrued other liabilities	79,248	(2,840)	76,408

Total current liabilities	115,981	(4,083)	111,898
Long-term debt, less current portion	87,333	—	87,333
Deferred income taxes	3,963	—	3,963
Other long-term liabilities	8,290	—	8,290

Total liabilities	215,567	(4,083)	211,484

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock	238	—	238
Paid-in capital	521,553	—	521,553
Retained earnings	435,688	(31,627)	404,061
Accumulated other comprehensive income	1,510	—	1,510

Total stockholders’ equity	958,989	(31,627)	927,362

Total liabilities and stockholders’ equity	$1,174,556	$(35,710)	$1,138,846

	Historical
	Twelve months ended December 31, 2017
	Tropicana	Aruba	Tropicana (As adjusted for Aruba)

REVENUES:
Casino	$713,712	$(1,808)	$711,904
Food and beverage	111,330	(1,253)	110,077
Hotel	136,459	(12,181)	124,278
Other	31,179	(286)	30,893
Management fee from related party	1,250	—	1,250

Total revenues	993,930	(15,528)	978,402
Less: promotional allowances	(95,740)	315	(95,425)

Net operating revenues	898,190	(15,213)	882,977

EXPENSES:
Casino	304,704	(1,573)	303,131
Hotel	45,105	(4,502)	40,603
Food and beverage	56,441	(1,120)	55,321
Marketing and promotions	71,207	(309)	70,898
General and administrative	145,050	(3,265)	141,785
Impairment charges	(3,879)	—	(3,879)
Maintenance and utilities	71,899	(3,471)	68,428
Real estate tax settlement	(23,449)	—	(23,449)
Depreciation and amortization	75,535	(1,053)	74,482
Other	18,109	—	18,109

Total operating expenses	760,722	(15,293)	745,429

Operating income (loss)	137,468	80	137,548

OTHER INCOME (EXPENSE):
Interest expense, net	(10,257)	151	(10,106)
Termination fee from affiliate	15,000	—	15,000
Loss on extinguishment of debt	(1,358)	—	(1,358)

Total other expense	3,385	151	3,536

NET INCOME (LOSS) BEFORE INCOME TAXES	140,853	231	141,084
Provision for income taxes	(91,006)	—	(91,006)

Net Income	$49,847	$231	$50,078

	Historical
	Six months ended June 30, 2018
	Tropicana	Aruba	Tropicana (As adjusted for Aruba)

REVENUES:
Casino	$299,507	$(1,127)	$298,380
Food and beverage	59,744	(1,054)	58,690
Hotel	80,296	(6,822)	73,474
Other	15,293	(120)	15,173

Net operating revenues	454,840	(9,123)	445,717

EXPENSES:
Casino	119,155	(844)	118,311
Food and beverage	48,200	(1,058)	47,142
Hotel	32,817	(2,168)	30,649
Marketing and promotions	36,213	(181)	36,032
General and administrative	74,267	(1,769)	72,498
Impairment charges	114	—	114
Maintenance and utilities	35,146	(1,714)	33,432
Real estate tax settlement	(880)	—	(880)
Depreciation and amortization	40,652	(602)	40,050
Other	9,652	—	9,652

Total operating expenses	395,336	(8,336)	387,000

OPERATING INCOME	59,504	(787)	58,717

OTHER INCOME (EXPENSE):
Interest expense, net	(3,011)	94	(2,917)
Loss on extinguishment of debt, net	(362)	—	(362)
Other non-operating income	76	—	76

Total other expense	(3,297)	94	(3,203)

NET INCOME (LOSS) BEFORE INCOME TAXES	56,207	(693)	55,514
Provision for income taxes	(13,939)	—	(13,939)

Net Income	$42,268	$(693)	$41,575

l)

Column reflects pro forma adjustments related to the dispositions of Presque Isle Downs and Nemacolin. The pro forma adjustments on the Unaudited Pro Forma Balance Sheet reflects the elimination of assets and liabilities of Presque Isle Downs and Nemacolin, the net proceeds from Presque Isle Downs for $171.2 million, inclusive of fees and working capital adjustment of $7.7 million, and the net proceeds from Nemacolin for $(0.6) million, inclusive of fees and net of working capital adjustment of $0.7 million. The estimated gain from the sale of Presque Isle Downs is approximately $23.0 million and the estimated loss from the sale of Nemacolin is approximately $3.6 million, reflected as an adjustment to retained earnings. The estimated gains and loss related to dispositions has not been reflected in the pro forma consolidated statement of operations as it is considered to be nonrecurring in nature. The pro forma adjustments on the Unaudited Pro Forma Statement of Operations reflect the elimination of historical revenues, expenses, and other income of Presque Isle Downs and Nemacolin for the twelve months ended December 31, 2017 and six months ended June 30, 2018. The adjustment also reflects the estimated income tax effect of the pro-forma adjustments. The tax effect of the pro-forma adjustments was calculated using the historical statutory rates in effect for the periods presented.

m)	Column reflects pro forma adjustments related to the terminated sale of Lady Luck Vicksburg in July 2018. The pro forma adjustments on the Unaudited Pro Forma Balance Sheet reflects the reclassification of assets and liabilities of Lady Luck Vicksburg from assets held-for-sale.

n)	As described in the section discussing the Isle Acquisition above, ERI acquired Isle on May 1, 2017. The following tables discuss the pro forma adjustments related to the Isle Acquisition (dollars in thousands):

	Historical				Pro forma
	Fiscal year ended December 31, 2017	Period from January 1, 2017 to April 30, 2017			Fiscal year ended December 31, 2017
	ERI	Isle of Capri Casinos Inc	Pro forma adjustments		ERI (adjusted for acquisition of Isle)

REVENUES:
Casino	$1,085,014	$271,750	$—		$1,356,764
Pari-mutuel commissions	14,013	4,429	—		18,442
Food and beverage	198,246	32,755	—		231,001
Hotel	133,338	14,557	—		147,895
Other	50,187	5,078	—		55,265

Net operating revenues	1,480,798	328,569	—		1,809,367

EXPENSES:
Casino	547,438	137,749	—		685,187
Pari-mutuel commissions	13,651	3,526	—		17,177
Food and beverage	169,848	15,487	—		185,335
Hotel	50,575	2,838	—		53,413
Other	32,156	2,058	—		34,214
Marketing and promotions	83,174	19,834	—		103,008
General and administrative	241,037	56,318	—		297,355
Corporate	30,739	8,447	—		39,186
Impairment charges	38,016	—	—		38,016
Depreciation and amortization	105,891	22,499	(3,324	)(a)	125,066

Total operating expenses	1,312,525	268,756	(3,324)		1,577,957
Loss on sale of disposal of property and equipment	(319)	(151)	—		(470)
Proceeds from terminated sale	20,000	—	—		20,000
Transaction expenses	(92,777)	—	—		(92,777)
Equity loss of unconsolidated affiliates	(367)	—	—		(367)

Operating income	94,810	59,662	3,324		157,796

OTHER INCOME (EXPENSE):
Interest expense, net	(99,769)	(21,549)	1,994	(b)	(119,324)
Loss on extinguishment of debt	(38,430)	(1,790)	—		(40,220)

Total other expense	(138,199)	(23,339)	1,994		(159,544)

NET INCOME (LOSS) BEFORE INCOME TAXES	(43,389)	36,323	5,318		(1,748)
(Provision) benefit for income taxes	116,769	(9,854)	(2,128	)(c)	104,787

NET INCOME	$73,380	$26,469	$3,190		$103,039

The related impact to the unaudited pro forma condensed combined statement of operations as a result of the fair value adjustments of the assets and liabilities of Isle as a result of the Isle Acquisition have been included in the discussion of pro forma adjustments above.

a)	Represents an adjustment to historical depreciation and amortization expense as a result of fair value of PP&E and intangible assists recognized for the period from January 1, 2017 to April 30, 2017.

b)	Represents additional interest expense of $19.6 million for the period from January 1, 2017 to April 30, 2017 as a result of refinancing activity incurred in conjunction with the Isle Acquisition off-set by the write-off of Isle historical interest expenses of $21.5 million for the period from January 1, 2017 to April 30, 2017 as a result of debt paying down by ERI.

c)	The income tax adjustment assumes income taxes based on ERI’s historical statutory tax rate.

o)	Failed sale-leaseback financing obligation is primarily related to the real estate assets that will be sold to GLP and leased back to ERI pursuant to the Tropicana Acquisition. Under the expected terms of the agreements, ERI anticipates that the transaction will not qualify for sale-leaseback accounting, and therefore, will recognize a failed sale-leaseback financing obligation equal to the fair value of the leased real estate assets.

When cash proceeds are exchanged, a failed sale-leaseback financing obligation is equal to the proceeds received for the assets that are sold and then leased back. However, in the absence of cash proceeds, the value of the failed sale-leaseback financing obligations recognized in this transaction was determined to be the fair value of the leased real estate assets as described in Note 3(b). In subsequent periods, a portion of the periodic lease payment under the Master Lease will be recognized as interest expense with the remainder of the lease payment reducing the failed sale-leaseback financing obligation using the effective interest method. However, the failed sale-leaseback obligations will not be reduced to less than the net book value of the leased real estate assets as of the end of the lease term, which is estimated to be $91.4 million.

The fair value of the real estate assets and the related failed sale-leaseback financing obligations were estimated based on the present value of the estimated future lease payments over the lease term of 35 years, including renewal options, using an imputed discount rate of approximately 10.11%. The value of the failed sale-leaseback financing obligations is dependent upon assumptions regarding the amount of the lease payments and the estimated discount rate of the lease payments required by a market participant. The market participants were determined to be REIT companies, which have a tax-advantaged status and lower cost of capital.

The pro forma future lease payments were estimated primarily based on the lease provisions further described herein. The pro forma future lease payments amounts include the minimum lease payments and were adjusted to include estimated lease payments as described in the agreements, including an annual escalator of up to 2%.

The pro forma future payments related to the failed sale-leaseback financing obligations, as June 30, 2018, are estimated as follows:

(in millions)	Master lease
Year 1	$87.6
Year 2	88.7
Year 3	89.9
Year 4	91.2
Year 5	92.5
Thereafter	3,518.7

Total future payments	3,968.6
Less amounts representing interest at 10.11%	(3,096.0)
Plus residual values	91.4

Failed sale-leaseback financing obligation	$964.0

The following table sets forth the present value of the minimum and estimated lease payments and the total failed sale-leaseback financing obligations, as well as the sensitivity of these present values assuming a discount rate of 1% greater than or less than the estimated rate of 10.11%.

	Estimated discount rate	Failed sale-leaseback financing obligation (in millions)
Increase of 1%	11.11%	$877.3
Decrease of 1%	9.11%	$1,066.7

The final value of the finance obligation, determined upon completion of the ERI’s final evaluation of the assets and liabilities acquired in connection with the Tropicana Transaction, may differ materially from the pro forma amounts included herein.

p)	Tropicana has a lease agreement with respect to the land and building which MontBleu operates, through December 31, 2028. The fair value of the unfavorable lease liability balance is approximately $26.5 million. The following table illustrates the pro forma adjustments to amortization expense for the six months ended June 30, 2018 and the year ended December 31, 2017 (dollars in thousands):

	Six months ended June 30, 2018	Year ended December 31, 2017
To eliminate historical amortization expense related to the unfavorable lease liability	$256	$512
To record new amortization expense related to the fair value of the unfavorable lease liability	(1,263)	(2,526)

Total adjustments to General and Administrative Expenses	$(1,007)	$(2,014)

q)

Reflects the pro forma adjustment for the income tax effect of the historical income of Elgin as a result of its acquisition by ERI, as well as the income tax effect of the pro forma adjustments. With respect to the Unaudited Pro Forma Income Statements, a blended federal and state statutory tax rate of 25% and 40%, for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively, has been assumed for the pro forma adjustments.

Note 4—Unaudited pro forma financial statement reclassification adjustments

Certain reclassifications have been recorded to the historical financial statements of Elgin and Tropicana to provide comparability and consistency for the anticipated post-combined company presentation.

Reclassifications were made between certain balance sheet accounts to provide consistency in presentation.

Reclassifications were made among revenue components to classify certain revenue streams consistently between the companies. These included presenting expired slot tickets in gaming revenue and other supporting revenue activities such as spa and room rentals as other revenue.

Reclassifications were also made between expense line items, such as casino, gaming taxes and other costs, as well as marketing and promotions and general and administrative. Certain reclassifications were required to remain consistent with the changes made within revenue reclassifications.

As indicated in Note 1, ERI and Tropicana adopted ASC Topic 606 effective January 1, 2018. Elgin had not adopted this standard prior to the acquisition by ERI. Accordingly, reclassifications and adjustments were made to reflect the adoption of ASC Topic 606 to the historical financial statements of Elgin, and the historical income statement for the year ended December 31, 2017 of Tropicana to provide comparability and consistency for the anticipated post-combined company presentation.

The reclassifications reflect the anticipated presentation of the post-combination company’s financial statements and are subject to change.

Note 5—Financing agreements

In connection with the Tropicana Acquisition, the Company intends to complete an offering of $600.0 million of the Notes offered hereby. The proceeds of the Notes, together with borrowings under the Revolving Credit Facility, the Company’s cash on hand and Tropicana’s cash on hand, will be used to (i) pay the Merger Consideration, (ii) repay all of the debt outstanding under the Tropicana Credit Facility and (iii) pay fees and costs associated with the Tropicana Acquisition. Additionally, substantially concurrent with the consummation of the Tropicana Acquisition, the Company expects to amend the Credit Facility to increase its Revolving Credit Facility from $300.0 million to approximately $500.0 million and extend the maturity of the Revolving Credit Facility to five years following the consummation of the Tropicana Acquisition.

The unaudited condensed combined pro forma financial statements reflect an estimate of the amount of financing required to complete the Acquisitions. The actual amount of financing required for the Acquisitions will not be determined until the closing date when the actual purchase price, the actual amount of existing cash balances of ERI and Tropicana are known. The actual amount of available cash at closing (including cash balances related to the sale of Presque Isle Downs and Nemacolin) may vary materially from preliminary estimates. The pro forma financial statements also reflect an estimate of interest rates for the various debt facilities based on current market conditions and rates currently available and based on facilities with similar terms and tenors. For pro forma purposes, the interest rate utilized to estimate interest expense associated with the Notes is a fixed rate of 6.0%. However, the actual interest incurred may vary significantly based upon, among other things, market considerations, the amount of each debt facility utilized, and success with the note offerings, of various tenors.

A sensitivity analysis on variable interest expense for the six months ended June 30, 2018 and the year ended December 31, 2017 has been performed to assess the effect of a change of 12.5 basis points of the hypothetical interest rate would have on the debt financing.

The following table shows the change in interest expense for the debt financing (dollars in thousands):

Interest expense assuming	Six months ended June 30, 2018	Year ended December 31, 2017
Increase of 0.125%	$2,937	$5,874
Decrease of 0.125%	2,777	5,553